Exhibit 10.8

INDEPENDENT CONTRACTOR AND STRATEGIC ADVISORY SERVICES AGREEMENT

THIS INDEPENDENT CONTRACTOR AND STRATEGIC ADVISORY SERVICES AGREEMENT (together with Exhibit A, the “Agreement”) made as of May 8, 2018 (the “Effective Date”) is between Samuel Broder, M.D., having an address at 8612 Honeybee Lane, Bethesda, Maryland 20817 (“Consultant”) and Sensei Biotherapeutics, Inc., a corporation having an address at 620 Professional Drive, Gaithersburg, Maryland 20879 (“Client”). Client desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide Consulting Services (defined below) to Client, all as provided in this Agreement.

1.

Consulting Services. Client retains Consultant and Consultant agrees to provide consulting services to Client as it may from time to time reasonably request and as further specified in the Exhibit A (“Business Terms Exhibit”) attached hereto (the “Consulting Services”). Any changes to the Consulting Services and/or any compensation adjustments in respect of the Consulting Services must be agreed upon in writing between Consultant and Client.

1.1

Performance. Consultant will render the Consulting Services (a) at such reasonably convenient times and places as Client and Consultant may agree, (b) under the general supervision of Client and (c) on a best efforts basis. In performing the Consulting Services, Consultant will comply with all business conduct, regulatory and health and safety guidelines or regulations established by Client or any governmental authority with respect to the business of Client.

1.2

Obligations to Third Parties. Consultant will not use or disclose any confidential information of any other third party in connection with any of the Consulting Services. Further, Consultant represents and warrants that the performance of the Consulting Services does not and will not breach any agreement which obligates Consultant to keep in confidence any confidential information of any third party or to refrain from competing with the business of any third party.

1.3

No Conflicts. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Consulting Services. During the term of this Agreement, Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement. Consultant will arrange to provide the Consulting Services in such manner and at such times that the Consulting Services will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party. Consultant represents and warrants to Client that the Developments (as defined in Section 3.1) do not violate the intellectual property rights of any third party.

1.4

Absence of Debarment. Consultant represents that Consultant has not been suspended, debarred or subject to temporary denial of approval, and to the best of Consultant’s knowledge, is not under consideration to be suspended, debarred or subject to temporary denial of approval, by the Food and Drug Administration from working in or providing services, directly or indirectly, to any applicant for approval of a drug product or any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

2.

Compensation. In consideration of the Consulting Services rendered by Consultant to Client, Client agrees to pay Consultant as set forth in the Business Terms Exhibit. All undisputed payments will be made by Client within thirty (30) days from Client’s receipt of Consultant’s invoice. Invoices will contain such detail as Client may reasonably require and will be payable in U.S. Dollars. Client will reimburse Consultant for reasonable business expenses incurred by Consultant in the performance of the Consulting Services, provided that they are pre-approved by Client.

3.	Proprietary Rights.

3.1

Developments. “Developments” means ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, designs, processes, methodologies, materials, products, formulations, data, documentation, reports, algorithms, notation systems, computer programs, works of authorship, databases, mask works, devices, equipment and any other creations (whether or not patentable or subject to copyright or trade secret protection) that are developed or conceived or reduced to practice by Consultant, either alone or jointly with others, and that result from or relate to the performance of the Consulting Services.

3.2

Ownership. All Developments will be the exclusive property of Client. Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby assigns to Client, without further compensation, all right, title and interest in and to all Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trade names, trade secrets and other proprietary rights in the United States and throughout the world. During and after the term of this Agreement, Consultant will cooperate fully in obtaining patent and other proprietary protection for the Developments, all in the name of Client and at Client’s cost and expense, and, without limitation, will execute and deliver all requested applications, assignments and other documents, and take such other measures as Client may reasonably request, in order to perfect and enforce Client’s rights in the Developments. Consultant appoints Client its attorney to execute and deliver any such documents on Consultant’s behalf in the event Consultant fails to do so. Consultant acknowledges that all copyrightable materials developed or produced by Consultant during the performance of the Consulting Services constitute “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101).

3.3

Records and Reporting. Consultant shall make and maintain adequate and current written records of all Developments. Such records shall be furnished to Client as and when requested by Client and will be the exclusive property of Client. Consultant will promptly disclose all Developments to Client.

3.4

Work at Third Party Facilities. Consultant will not make any use of any funds, personnel, equipment, facilities or other resources of any third party in performing the Consulting Services nor to take any other action that would result in a third party owning or having a right in any Developments.

4.	Confidential Information and Materials.

4.1

Definitions. “Confidential Information” means any and all non-public information of Client, including that of third parties that Client has an obligation to maintain as confidential and that developed by Consultant in the performance of the Consulting Services, pertaining to Client’s technologies, products, intellectual property, finances, operations and/or business, and whether or not labeled as being confidential information of Client. “Materials” means any biological, chemical or similar materials of Client which are furnished by Client to Consultant in order to perform the Consulting Services. If the provision of Materials is contemplated under this Agreement, the Materials to be provided are so identified in the Business Terms Exhibit.

4.2

Obligations of Confidentiality. During the term of this Agreement and thereafter, Consultant will not directly or indirectly (a) publish, disseminate or otherwise disclose, (b) use for Consultant’s own benefit or for the benefit of a third party or (c) deliver or make available to any third party, any Confidential Information or Materials, other than in furtherance of the purposes of this Agreement and only then with the prior written consent of Client. Consultant will exercise all reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information and Materials and will not remove any Confidential Information or Materials from Client’s premises, other than in furtherance of the purposes of this Agreement and then only with Client’s prior written consent.

4.3	Exceptions. Consultant will have no obligations of confidentiality and non-use with respect to any portion of the Confidential Information which:

(a)	is or becomes available to the public by use, publication or the like, through no breach of this Agreement by, or act or omission of, Consultant;

(b)	is obtained from a third party who had no obligation of confidentiality and the legal right to disclose the same to Consultant; or

(c)	Consultant already possesses, as evidenced by its written records that predate the receipt thereof from Client.

In the event that Consultant is required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Consultant will give Client prompt notice thereof so that Client may seek an appropriate protective order. Consultant will reasonably cooperate with Client at Client’s expense, in its efforts to seek such a protective order.

4.4

Remedies. It is understood and agreed that Client will be irreparably injured by a breach of this Section 4; that money damages will not be an adequate remedy for any such breach; and that Client will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach, and such remedy will not be Client’s exclusive remedy for any breach of this Section 4.

4.5

Disclaimer of Warranties. Other than as set forth in this Agreement, Consultant makes no representations or warranties, express or implied, about the Services. Other than as set forth in this Agreement, Consultant disclaims any and all warranties, including the warranty of merchantability or fitness for a particular purpose. Consultant makes no representations or warranties that the Services provided hereunder will produce the intended result, including but not limited to any representations or warranties that a particular drug or treatment study or effect will work as intended or be capable of securing regulatory approval

5.	Term and Termination.

5.1

Term. This Agreement will commence on the Effective Date and continue for the term specified on the Business Terms Exhibit, unless sooner terminated pursuant to the express terms of this Section 6 or extended by mutual written agreement of the parties.

5.2	Termination by Either Party. Either party may terminate this Agreement at any time without cause upon not less than sixty (60) days prior written notice to the other party.

5.3

Termination for Breach. Client may immediately terminate this Agreement at any time upon written notice to Consultant in the event of a breach of this Agreement by Consultant which cannot be cured (e.g., a breach of Section 4) or in the event that Consultant is accused of a crime or unethical conduct. In addition, Client may terminate this Agreement for cause at any time upon three (3) days prior written notice to Consultant. “Cause” shall mean (a) a breach by Consultant of this Agreement where such breach can be cured and is not remedied within such three (3) day period, (b) the physical or mental inability of Consultant to perform the Consulting Services or (c) the unsatisfactory performance of the Consulting Services which unsatisfactory performance is not remedied within such three (3) day period.

5.4

Effect of Expiration/Termination. Upon any expiration or termination of this Agreement, for any reason, neither Consultant nor Client will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner and as otherwise requested by Client, (b) Client will pay Consultant any monies due and owing Consultant for Consulting Services actually performed up to the time of expiration or termination of this Agreement, (c) Consultant will immediately return to Client all Confidential Information provided to Consultant under this Agreement except for one (1) copy which Consultant may retain solely for legal archival purposes, (d) Consultant will immediately return to Client all unused Materials provided to Consultant under this Agreement, (e) Consultant will immediately deliver to Client all Developments and records of Developments, and (f) the terms and conditions of Sections 1.3, 1.4, 3, 4, 5.4, 6 and 7 will survive expiration or termination of this Agreement, each in accordance with their respective terms.

6.

Indemnification. Consultant will indemnify and hold Client harmless from and against any claim, loss, damage, cost or expense including, without limitation, reasonable attorneys’ fees, arising from or relating to any breach of this Agreement including, without limitation, Section 1.3, Section 7.1 and Section 7.2. In the event of litigation, arbitration, or other legal or regulatory process or investigation (a “Legal Process”), Consultant will reasonably cooperate with the Company’s requests that Consultant assist the Company with any investigation in or defense of such process. It is expressly acknowledged and agreed that any time spent by Consultant working on a Legal Process on behalf or at the request of the Company shall be considered outside the Services set forth herein, and Consultant shall be compensated accordingly at Consultant’s standard hourly rate.

7.	Miscellaneous.

7.1

Independent Contractor. All Consulting Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee, principal-agent, joint venture or partnership relationship between Consultant and Client. Consultant will have no right to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to employees of Client. Consultant will not in any way represent Consultant to be an employee, partner, joint venturer or agent of Client.

7.2

Taxes. Consultant will pay all required taxes on Consultant’s income from Client under this Agreement. Consultant shall provide Client with all required tax information, including without limitation, an IRS Form W-9 “Request for Taxpayer Identification Number and Certification.” Failure to provide such information may result in withholding of payments to Consultant.

7.3

Use of Name. Each party consents to the use by the other party of such party’s name in written materials and oral presentations to current or prospective business partners, investors or other third parties, provided that such materials or presentations accurately describe the nature of the relationship, including as a “Strategic Advisor” to the Company.

7.4

Assignability and Binding Effect. The Consulting Services to be rendered by Consultant are personal in nature. Neither party may assign or transfer this Agreement or any of such party’s rights or obligations hereunder, provided that (i) Client shall have the right to assign this Agreement to an affiliated company or in connection with the merger, consolidation, sale or transfer of all or substantially all of the business to which this Agreement relates. In no event will Consultant assign or delegate responsibility for actual performance of the Services to any other natural person. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

7.5

Notices. Any notices from one party to the other will be in writing and will be given by addressing the same to the other at the address set forth in this Agreement. Notices to Client will be marked “CEO”. Notice will be deemed to have been duly given when (a) deposited in the United States mail with proper postage for first class registered or certified mail, return receipt requested, (b) sent by any reputable commercial courier, or (c) delivered personally.

7.6	Headings. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

7.7	No Modification. This Agreement may be changed only by a writing signed by authorized representatives of both parties.

7.8

Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

7.9

Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties.

7.10

Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

7.11	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SENSEI BIOTHERAPEUTICS, INC.		SAMUEL BRODER, M.D.

By:	/s/ John Celebi	/s/ Samuel Broder
Name: John Celebi
Title: President and CEO

EXHIBIT A

BUSINESS TERMS EXHIBIT

Independent Contractor Agreement with Sensei Biotherapeutics

1.	Consulting Services: As part of the Consulting Services, Consultant shall in general:

a.	Provide strategic guidance and with respect to the clinical development, science, and regulatory pathways of the Company’s therapeutic development programs.

b.	Review the Company’s scientific and clinical plans and provide feedback to management.

c.	Attend the company’s Immuno-Oncology Advisory Board meetings as convenient and report to the Board of Directors on the summary recommendations of such meetings.

d.	Consult with the Company’s Chief Executive Officer on strategic matters.

e.	From time to time, and as mutually agreed, participate in discussions with third parties on the company’s behalf, including due diligence discussions as needed.

f.	Perform such other duties as agreed in the capacity of a special advisor to the company.

2.	Compensation: $7,000 per month, payable on the first of the month.

3.	Term: One year, renewable by mutual written agreement.

AMENDMENT NO. 1 TO

THE INDEPENDENT CONTRACTOR AND STRATEGIC ADVISORY SERVICES AGREEMENT

THIS AMENDMENT NO. 1, effective as of April 5, 2020 (the “Effective Date”), is to that certain Independent Contractor and Strategic Advisory Services Agreement, dated as of April 5, 2019, by and between Sensei Biotherapeutics, Inc. (the “Company”), with offices at 620 Professional Drive, Gaithersburg, Maryland 20879, and Samuel Broder, M.D. (“Consultant”), having an address at 8612 Honeybee Lane, Bethesda, Maryland

20817 (the “Agreement”).

WHEREAS, pursuant to the terms of the Agreement, Consultant has been performing Consulting Services for Client under the terms of the Agreement and under Exhibit A; and

WHEREAS Client and Consultant desire to renew the Term of the Agreement beyond the initial Term, which expired on April 5, 2020.

NOW THEREFORE, for and in exchange of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.

Company and Consultant acknowledge that, despite the expiration of the initial Term of the Agreement, the parties have continued to perform in accordance with the terms of the Agreement as if it was in full force and effect.

2.	The Term of the Agreement is hereby renewed and shall expire on April 30, 2021 unless the parties agree in writing to renew the term in accordance with Section 3 of Exhibit A of the Agreement.

3.

The parties acknowledge and agree that the Consulting Services under the invoices submitted to Company have been completed and Company has paid in full for such Consulting Services. Consultant represents and warrants that the Consulting Services described in such invoices have been performed by Consultant in accordance with the terms of the Agreement and Exhibit A, and the parties agree that such invoices shall be made a part of the Agreement and the terms and conditions of the Agreement shall govern over such invoices.

4.	Exhibit A is appended hereto for ease of reference.

5.	Each capitalized term used herein. if not otherwise defined, shall have the same meaning assigned to it in the Agreement.

6.	Except as modified herein. all other terms of the Agreement remain unchanged.

Sensei Biotherapeutics, Inc.

620 Professional Drive I Gaithersburg, MD 20879 1 +1.240.243.8000

www.senseibio.com

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

SENSEI BIOTHERAPEUTICS, INC.		SAMUEL BRODER, M.D.

By:	/s/ John K. Celebi	By:	/s/ Samuel Broder

John K. Celebi		May 1, 2020
Name		Date

President and CEO
Title

May 1, 2020
Date

Sensei Biotherapeutics, Inc.

620 Professional Drive I Gaithersburg, MD 20879 1 +1.240.243.8000

www.senseibio.com

EXHIBIT A

BUSINESS TERMS EXHIBIT

Independent Contractor Agreement with Sensei Biotherapeutics

1.	Consulting Services: As part of the Consulting Services. Consultant shall in general:

a.	Provide strategic guidance and with respect to the clinical development, science, and regulatory pathways of the Company’s therapeutic development programs.

b.	Review the Company’s scientific and clinical plans and provide feedback to management.

c.	Attend the company’s Immuno-Oncology Advisory Board meetings as convenient and report to the Board of Directors on the summary recommendations of such meetings.

d.	Consult with the Company’s Chief Executive Officer on strategic matters.

e.	From time to time, and as mutually agreed. participate in discussions with third parties on the company’s behalf, including due diligence discussions as needed.

f.	Perform such other duties as agreed in the capacity of a special advisor to the company.

2.	Compensation: $7,000 per month. payable on the first of the month.

3.	Term: One year, renewable by mutual written agreement.